SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 29, 2008

IMMUCOR, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-14820	22-2408354
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3130 Gateway Drive P.O. Box 5625 Norcross, Georgia		30091-5625
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code, is (770) 441-2051

Not applicable

(Former name or former address,
if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective February 1, 2008, Ronny B. Lancaster was elected as a new member of the Board of Directors of Immucor, Inc. (the “Company”) upon his acceptance of such election.  Mr. Lancaster was elected upon the recommendation of the Corporate Governance and Nominating Committee of the Board of Directors.  Mr. Lancaster’s tenure as a director of the Company will begin February 1, 2008.  The Board of Directors has determined that Mr. Lancaster is an independent director under applicable Nasdaq listing standards.  Mr. Lancaster is expected to serve on the Corporate Governance and Nominating Committee of the Board of Directors.

As a new member of the Board of Directors, effective February 1, 2008 Mr. Lancaster will be entitled under the Company’s 2005 Long-Term Incentive Plan to an option to purchase 12,500 shares of the Company’s common stock, subject to vesting requirements, at an exercise price per share equal to the closing price of the Company’s common stock on the Nasdaq Stock Market on February 1, 2008. As a member of the Board of Directors, the Company will also pay Mr. Lancaster an annual retainer of $25,000, and will pay Mr. Lancaster $2,500 for each meeting attended in person.  The Company will also pay Mr. Lancaster annually an additional $5,000 for his services on the Corporate Governance and Nominating Committee of the Board of Directors.

There are no arrangements or understandings between Mr. Lancaster and any other persons pursuant to which Mr. Lancaster was selected as a director.  There are no current or proposed transactions between the Company and Mr. Lancaster or his immediate family members requiring disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

On January 29, 2008, the Company issued a press release announcing Mr. Lancaster’s election to the Board of Directors. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

EXHIBIT NUMBER	DESCRIPTION

99.1	Press Release dated January 29, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IMMUCOR, INC.

Date:	January 30, 2008	By:	/s/ Philip H. Moïse
Philip H. Moïse
Vice President, General Counsel and Secretary

EXHIBIT LIST

EXHIBIT NUMBER	DESCRIPTION

99.1	Press Release dated January 29, 2008